Exhibit 99.1

                                  PRESS RELEASE

FOR IMMEDIATE RELEASE
Contact:          Brent L. Peters, President & CEO
Telephone Number: 610-965-5959
E-mail:           blpeters@eastpennbank.com


                  East Penn Bank Announces Executive Promotions

(December 16, 2003) - Emmaus, PA - East Penn Financial Corporation (NasdaqSC:
EPEN) recently announced that the Board of Directors of East Penn Bank has approved two executive promotions.

John M. Hayes has been promoted to Executive Vice President, Lending Division. He had been Senior Vice President of Lending and President of East Penn Mortgage Company, a wholly owned subsidiary of East Penn Bank. In addition to maintaining his current duties, Mr. Hayes will assume responsibility for the appropriate operational areas within the Lending Division. Mr. Hayes graduated from St. Joseph's University with a degree in Accounting and is presently attending the Stonier Graduate School of Banking. He serves on the boards of the Emmaus Main Street Program, the Housing & Development Corporation, the East Penn Business Council of the Greater Lehigh Valley Chamber of Commerce and the Political Action Committee of the Pennsylvania Association of Community Bankers. Mr. Hayes joined East Penn Bank in 1998.

Debra K. Peters has been promoted to Executive Vice President, Funding Division. She had been Senior Vice President of Administration. In addition to maintaining her current duties, she will assume responsibility for the appropriate operational areas within the Funding Division. Mrs. Peters graduated from Cedar Crest College with a degree in Business Administration. She is a graduate of the Central Atlantic School of Banking, the Central Atlantic School of Commercial Lending and the Stonier Graduate School of Banking. She serves on the Education Committee of the Pennsylvania Association of Community Bankers and has served on the boards of the Wildland's Conservancy and American Cancer Society. Mrs. Peters joined East Penn Bank in 1991.

East Penn Financial Corporation, a $337.0 million financial services holding company, is the parent of East Penn Bank, a locally owned community bank that serves the Lehigh Valley with 7 branch locations. For additional information, visit www.eastpennbank.com.
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This press release may contain forward-looking statements as defined by the
Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the bank's financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in East Penn Financial Corporation's filings with the Securities and Exchange Commission.